Exhibit 4.2

CERTIFICATE OF DETERMINATION

FOR

SERIES A CONVERTIBLE PREFERRED STOCK

Par value $.001

OF

INTELLIGENT BUYING, INC.

     David Gorodyansky and Eugene Malobrodsky certify that they are the President and Secretary of Intelligent Buying, Inc., a California corporation (the "Company"); that, pursuant to the Company's Articles of Incorporation and California Corporations Code §400 et seq, the Board of Directors of the Company adopted the following resolutions effective March 1, 2006; and that none of the Series A Convertible Preferred Stock referred to in this Certificate of Determination has been issued.

1.

Creation of Series A Convertible Preferred Stock.

There is hereby created a series of preferred stock consisting of 5,000,000 shares and designated as Series A Convertible Preferred Stock, par value $.001 (the "Series A Preferred Stock"), having the voting rights, powers, preferences, and relative participating, optional and other special rights, qualifications, limitations and restrictions that are set forth below.

2.

Dividends.

The holders of Series A Preferred Stock shall be entitled to receive dividends when, if and as declared by the Board of Directors on a pari passu basis with the holders of shares of common stock.  The holders of the Series A Preferred Stock shall be entitled to receive an amount of dividends they would have been entitled to receive had their Series A Preferred Stock been converted to shares of common stock.  Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Company on such record dates, not more than 30 calendar days and not less than 10 calendar days preceding the dividend payment date therefor, as determined by the Board of Directors.

3.

Liquidation Rights.

(i)

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Series A Preferred Stock shall be entitled, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any common stock, to receive in full an amount equal to $2.00 per share (the "Liquidation Preference"), together with an amount equal to all accrued and unpaid dividends accrued to the date of payment.

(ii)

Partial Payment. If the assets of the Company are not sufficient to pay the Liquidation Preference in full to all holders of Series A Preferred Stock, the amounts paid to the holders of Series A Preferred Stock the amount available to be paid on account of the Liquidation Preference shall be paid pro rata to the holders of such Series A Preferred Stock.

(iii)

Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and any other Preferred Stock having a Liquidation Preference, the holders of common stock shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(iv)

Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 3, the merger or consolidation of the Company with any other company, including a merger in which the holders of Series A Preferred Stock receive cash or property for their shares, or the sale of all or substantially all of the assets of the Company, shall not constitute a liquidation, dissolution or winding up of the affairs of the Company.

4.

Conversion.

(i)

Each share of Series A Preferred Stock may be converted by any holder thereof at any time following the effective date of the first registration statement filed by the Company with the U.S. Securities and Exchange Commission.  Each share of Series A Preferred Stock shall be automatically converted into shares of the Company’s Common Stock on the earlier to occur of (a) April 1, 2008 or (b) immediately following the closing of any transaction which results in a change of control of the Company.  For these purposes, a change of control shall be deemed to have occurred when fifty-one (51%) of the Company’s shares (inclusive of the holders of Common Stock and Preferred Stock on an as-converted basis) shall be held by holders other than persons who were holders of such shares on April 1, 2006.  The Conversion Rate shall be two shares of the Company’s Common Stock for each share of Series A Preferred Stock.

(ii)

In the event of any conversion resulting in fractional shares, in lieu of issuance of fractional shares or securities representing fractional shares of Common Stock, the Company shall pay the holder in cash the fair value of fractions of a share as of the date of conversion as determined by the Company’s board of directors.  For these purposes, the “date of conversion” shall mean the date the Corporation receives a written notice of a voluntary conversion by the holder or the date of automatic conversion pursuant to Section 4(i)(a) or (b), above.

(iii)

Upon the occurrence of the event giving rise to an automatic conversion, the Company shall (a) provide written notice of the automatic conversion to all holders of record of Series A Preferred Stock and (b) provide irrevocable instructions to such effect to the transfer agent or agents for such stock, and shall have set aside all shares of the Company’s Common Stock necessary for such conversion.  From the date of such notice and setting aside the Common Shares, notwithstanding that any certificate for shares of Series A Preferred Stock so converted shall not have been surrendered for cancellation, the shares of Series A Preferred Stock represented thereby shall no longer be deemed outstanding and the holder of such certificate or certificates shall have with respect to such shares of Series A Preferred Stock no rights in or with respect to the Company except the right to receive the Common Shares issued as a result of the conversion.  After the date designated for automatic conversion, such shares of Series A Preferred Stock shall not be transferable on the books of the Company.

(iv)

The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock or its issued shares of Common Stock held by its treasury, or both, for the purpose of effective conversions of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of the Series A Preferred Stock not theretofore converted.  For purposes of this Section 4(iv), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of the Series A Preferred Stock shall be computed as if at the time of computation all the outstanding shares were held by a single holder.

5.

Preemptive Rights.

Shares of the Series A Preferred Stock are not entitled to any preemptive rights to acquire any unissued shares of any capital stock of the Company, now or hereafter authorized, or any other securities of the Company, whether or not convertible into shares of capital stock of the Company or carrying a right to subscribe to or acquire any such shares of capital stock.

6.

Voting.

Except as otherwise expressly provided or required by law, the holders of the Series A Preferred Stock shall be entitled to vote their shares on any matter submitted to the vote of the holders of the Common Shares of the Company.  The holders of the Series A Preferred Stock will be entitled to the number of votes they would have been able to cast had their Series A Preferred Stock been converted to Common Shares.

7.

Waiver by Series A Preferred Stockholders.

Except as expressly provided for herein or as otherwise required by law, any rights or benefits for the Series A Preferred Shares and the holders thereof provided herein may be waived as to all outstanding Series A Preferred Shares and the holders thereof by the consent of the holders of a majority of the then-outstanding Series A Preferred Shares.

8.

Additional Issuance of Preferred Shares.

The Company may issue additional shares of Preferred Stock in the future.  If the Company desires to issue additional shares of Preferred Stock, the Company shall file such amendments to its Articles of Incorporation as may be necessary to effect such designation.

     IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its President and attested to by its Secretary as of the 13th day of March, 2006, who, by signing their names hereto, acknowledge that this Certificate of Designation is the act of the Company and state to the best of their knowledge, information and belief, under penalties of perjury, that the above matters and facts are true in all material respects.

INTELLIGENT BUYING, INC.

/s/ David Gorodyansky

David Gorodyansky. President

/s/ Eugene Malobrodsky

Eugene Malobrodsky, Secretary